UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
⌧	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Verastem, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Verastem, Inc. (the “Company” or “Verastem”) will be held on Monday, May 15, 2023, at 9:00 a.m. Eastern Time, at the Company’s offices, 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494.

Proxy materials, which include a Notice of the Internet Availability of Proxy Materials, Proxy Statement and proxy card, accompany this letter. The enclosed proxy statement is first being mailed or made available to stockholders of Verastem, Inc. on or about April [ ], 2023. At the Annual Meeting, you will be asked to consider and vote:

1.	To elect Robert Gagnon, Brian Stuglik and Karin Tollefson as Class II directors, each for a three-year term;
2.	To approve an amendment to the Company’s restated certificate of incorporation, as amended to date (“Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock, the decision whether to implement such split, being subject to the discretion of the Board of Directors (the “Reverse Stock Split Proposal”);
3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023;
4.	To conduct an advisory vote on the compensation of our named executive officers; and
5.	To consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of the Company’s common stock (Nasdaq: VSTM) entitles the holder of record at the close of business on March 20, 2023, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Anyone who attends the Annual Meeting in person will need to comply with state and local safety guidelines for attending such events. If you are experiencing any symptoms of COVID-19 or you suspect or believe you have COVID-19 or were exposed to COVID-19 in the two weeks leading up to the meeting, then we ask that you please do not attempt to attend the meeting in person.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN THESE MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON AT THE MEETING, EVEN IF YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

By Order of the Board of Directors

/s/ Brian M. Stuglik
Brian M. Stuglik
Chief Executive Officer
, 2023

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Monday, May 15, 2023 at 9:00 am Eastern Time

GENERAL INFORMATION

What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

The Securities and Exchange Commission (the “SEC”) rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report, by providing access to these documents on the internet instead of mailing printed copies of our proxy materials to stockholders. On or about April [ ], 2023, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing proxy materials on a website, for requesting, free of charge, electronic or printed copies of the proxy materials and how to submit a proxy electronically using the internet.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the instructions in the Notice for requesting such materials. The electronic delivery option lowers costs and reduces the environmental impact of printing and distributing the materials.

How can I access the proxy materials over the internet?

You may view and download our proxy materials, including our 2022 Annual Report on Form 10-K, at https://materials.proxyvote.com/92337C. Please see the instructions below regarding how to submit your vote.

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

Our Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April [ ], 2023. You are receiving these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting.

Who is soliciting my vote?

The Board of Directors of the Company (the “Board of Directors” or “Board”) is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The Board of Directors has fixed the record date for the Annual Meeting as of the close of business on March 20, 2023 (the “Record Date”).

How many votes can be cast by all stockholders?

A total of 200,752,352 shares of common stock of the Company were outstanding on March 20, 2023 and are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

●	By Internet. Access the website at www.proxyvote.com and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your internet vote cannot be completed and you will receive an error message.

●	By Telephone. Call 1-800-690-6903 toll-free and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your telephone vote cannot be completed.
●	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the election as directors of the nominees named herein to the Board of Directors, FOR approval of an amendment to the Certificate of Incorporation, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and FOR approval of the advisory vote on the compensation of our named executive officers, and will be voted according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the Annual Meeting and at all adjournments and postponements thereof.
●	In person at the Annual Meeting. If you attend the Annual Meeting, be sure to bring a form of personal photo identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the Annual Meeting.

Anyone who attends the Annual Meeting in person will need to comply with state and local safety guidelines for attending such events. If you are experiencing any symptoms of COVID-19 or you suspect or believe you have COVID-19 or were exposed to COVID-19 in the two weeks leading up to the meeting, then we ask that you please do not attempt to attend the meeting in person.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

●	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.
●	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
●	In Person at the Annual Meeting. If you attend the Annual Meeting, in addition to photo identification, you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the Record Date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal No. 1: FOR election of each of the three Class II directors.

Proposal No. 2: FOR approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of the Company’s common stock.

Proposal No. 3: FOR ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Proposal No. 4: FOR approval of the advisory vote on the compensation of our named executive officers.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxy holders, may attend the Annual Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend or vote at the Annual Meeting.

Anyone who attends the Annual Meeting in person will need to comply with state and local safety guidelines for attending such events. If you are experiencing any symptoms of COVID-19 or you suspect or believe you have COVID-19 or were exposed to COVID-19 in the two weeks leading up to the meeting, then we ask that you please do not attempt to attend the meeting in person.

Will I be able to ask questions at the Annual Meeting?

Our management team will attend the Annual Meeting and be available for questions, and we are committed to answering all relevant questions to the purpose of the Annual Meeting we receive during the Annual Meeting. We will address as many questions during the Annual Meeting as time permits. Only questions that are relevant to the purpose of the Annual Meeting or our business will be answered.

Who pays the cost for soliciting proxies?

Verastem will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Verastem may solicit proxies by mail, personal interview, telephone, or via the internet through its officers, directors and other management employees, who will receive no additional compensation for their services.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary of the Company in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility, or by attending the Annual Meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What vote is required to approve each item?

Proposal No. 1 — Election of Directors: Directors are elected by a plurality of votes cast. Because there is no minimum vote required, votes withheld and broker non-votes will have no direct effect on the outcome of this proposal.

Proposal No. 2 – Approval of the Reverse Stock Split Proposal: The affirmative vote of a majority of the shares of common stock outstanding is necessary for the approval of the Reverse Stock Split Proposal. As a result, abstentions and broker non-votes will have the effect of a negative vote on this proposal. Banks, brokers and other nominees are expected generally to have discretionary authority to vote on this proposal; thus, we do not expect any broker non-votes on this proposal.

Proposal No. 3 — Ratification of Ernst & Young LLP: A majority of votes cast is necessary for ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal. Banks, brokers and other nominees are expected generally to have discretionary authority to vote on this proposal; thus, we do not expect any broker non-votes on this proposal.

Proposal No. 4 — Advisory Vote on the Compensation of our Named Executive Officers: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this annual advisory vote, and the Compensation Committee of our Board of Directors, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting, unless you withdraw or revoke your proxy.

Each of the election of directors (Proposal No. 1) and the advisory vote on the compensation of our named executive officers (Proposal No. 4) is not considered to be a “routine” matter, and brokers are not permitted to vote on these matters if the broker has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. Although the determination of whether a nominee will have discretionary voting power for a particular proposal is typically determined only after proxy materials are filed with the SEC, we expect that each of the approval of the Reverse Stock Split proposal (Proposal No. 2) and ratification of our independent registered public accounting firm (Proposal No. 3) will considered to be a “routine” matter, and hence your broker will be able to vote on Proposal No. 2 and Proposal No. 3 even if it does not receive instructions from you, so long as it holds your shares in its name. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker will be entitled to exercise discretion to vote your shares only on the Reverse Stock Split proposal and ratification of our independent registered public accounting firm, but your broker may not exercise discretion to vote on the other proposals.

Could other matters be decided at the Annual Meeting?

Verastem does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Daniel Calkins, Vice President, Finance at (781) 469-1694 or e-mail at dcalkins@verastem.com. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MONDAY MAY 15, 2023

This Proxy Statement and our 2022 Annual Report on Form 10-K are available, free of charge, at https://materials.proxyvote.com/92337C

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Certification of Incorporation and bylaws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Robert Gagnon, Lesley Solomon, and Brian Stuglik are the Class II directors whose terms expire at the Annual Meeting. Ms. Solomon is not standing for re-election to the Board of Directors at the Annual Meeting and her term as a director will expire at the Annual Meeting. Messrs. Gagnon and Stuglik have been nominated for and have agreed to stand for re-election to the Board of Directors and Karin Tollefson has been nominated for election to the Board of Directors, each to serve as Class II director of the Company until the 2026 annual meeting of stockholders and until their successor is duly elected.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the nominees listed above as director nominee. Verastem has no reason to believe that the nominees will be unable to serve. In the event that the nominee is unexpectedly not available to serve, subject to compliance with applicable state and federal laws, including the filing of an amended proxy statement and proxy card, as applicable, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to the nominee for election as director and for each continuing director, including his or her period of service as a director of Verastem, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR EACH

OF THE NOMINEES FOR CLASS II DIRECTOR

(PROPOSAL NO. 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following information regarding our directors is as of March 20, 2023, except as otherwise indicated. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS II DIRECTOR NOMINEES

Robert Gagnon, age 48, is a Class II director who has served as a member of the Board of Directors since December 2022. Mr. Gagnon has been the Chief Financial Officer of Gurnet Point Capital since October 2022. Prior to this, Mr. Gagnon served as our Chief Financial Officer from August 2018 to October 2022 in addition to serving as Chief Business Officer from June 2019 to October 2022. Prior to Verastem, Mr. Gagnon served as the Chief Financial Officer for Harvard Bioscience, Inc. from November 2013 to August 2018. From 2012 through 2013, Mr. Gagnon served as the Executive Vice President, Chief Financial Officer and Treasurer at Clean Harbors, Inc. Mr. Gagnon’s prior experience includes serving as Chief Accounting Officer and Controller at Biogen Idec, Inc., as well as a variety of senior positions at Deloitte & Touche, LLP, and PriceWaterhouseCoopers, LLP. Mr. Gagnon holds an M.B.A. from the MIT Sloan School of Management and a Bachelor of Arts degree in accounting from Bentley College. The Board of Directors believes that Mr. Gagnon’s qualifications to sit on the Board include his significant financial, accounting and management expertise, as well as his experience within the pharmaceutical and biotechnology industries.

Brian Stuglik R.Ph., age 63, is a Class II director who has served as our Chief Executive Officer since July 2019 and as a member of our Board of Directors since September 2017. Mr. Stuglik founded Proventus Health Solutions, a consulting company for pharmaceutical and biotechnology companies, in January 2016 and has over three decades of experience in U.S. and international pharmaceutical development, product strategy, and commercialization. Prior to founding Proventus Health Solutions, Mr. Stuglik served as the Vice President and Chief Marketing Officer for the oncology division of Eli Lilly and Company, from 2009 to December 2015. Mr. Stuglik currently serves on the board of directors of publicly traded Oncopeptides AB (STO: ONCO) and Puma Biotechnology, Inc. (Nasdaq: PBYI). Mr. Stuglik received a Bachelor of Science in Pharmacy from Purdue University and holds memberships in the American Society of Clinical Oncology, the American Association of Cancer Research, and the International Association for the Study of Lung Cancer. The Board of Directors believes that Mr. Stuglik’s qualifications to sit on the Board include his extensive experience in pharmaceutical development, product strategy and commercialization.

Karin Tollefson, age 56, is being nominated as a Class II director. Dr. Tollefson has been the Senior Vice President of Global Medical Affairs of Seagen Inc., a publicly traded biopharmaceutical company, since November 2021 and has been the Global Head of Medical Affairs since August 2019. Prior to this, Dr. Tollefson was the Vice President of Medical Affairs at Nektar Therapeutics, a publicly traded biopharmaceutical company, from May 2018 to August 2019. From 1992 until December 2017, Dr. Tollefson served in progressive leadership positions at Eli Lilly and Company, including Senior Director, Global Medical Affairs, Oncology Business Unit from June 2012 until December 2017 and Senior Director of Portfolio Project Management & Operations, Oncology Business Unit from January 2008 until June 2012, and multiple roles of progressive leadership from 1992 until her retirement in December 2017. Dr. Tollefson served on the Board of Directors of American Lung Association from 2013 to 2019 and served as a member of the Indiana Board of Trustees of The Leukemia and Lymphoma Society from 2013 to 2018. Dr. Tollefson completed her pre-pharmacy education at Kansas State University and received her doctorate in pharmacy from the University of Kansas in 1992. The Board of Directors believes that Dr. Tollefson’s qualifications to sit on the Board include her extensive experience in pharmaceutical development, product strategy and commercialization.

DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING AND CONTINUING IN OFFICE

Paul Bunn, M.D., age 78, is a Class III director who has served as a member of our Board of Directors since June 2021. Dr. Bunn has served as professor of Medicine at the University of Colorado School of Medicine since 1984 in progressive positions. Dr. Bunn has served as distinguished professor of Medicine since 2013 and the James Dudley Chair in Cancer Research, Division of Medical Oncology since 2006 at the University of Colorado School of Medicine. Dr. Bunn has served as the Director of the University of Colorado Cancer Center from 1987 to 2009, and the Head of the Division of Medical Oncology from 1984 to 1994. Dr. Bunn was the President of American Society of Clinical Oncology (ASCO) and a member of its board of directors. Dr. Bunn has served as Chief Executive Officer, President, and member of the Board of Directors of the International Association for the Study of Lung Cancer (IASLC). Dr. Bunn was also the President of the American Association of Cancer Institutes (AACI) and has chaired the U.S. Food and Drug Administration’s Oncologic Drugs Advisory Committee. Dr. Bunn has received a B.A. degree in biology from Amherst College and earned his M.D. degree from Weill Cornell Medical College. The Board of Directors believes that Dr.

Bunn’s qualifications to sit on the Board include his illustrious career dedicated to improving outcomes for cancer patients, along with his extensive experience in clinical research.

John Johnson, age 65, is a Class I director who has served as a member of our Board of Directors since April 2020. Effective March 16, 2022, Mr. Johnson was appointed as Chief Executive Officer and Board Director of Reaction Biology, a privately held company. Mr. Johnson was the Chief Executive Officer of Strongbridge Biopharma plc, a publicly traded biopharmaceutical company, from July 2020 until the company was acquired by Xeris Biopharma Holdings, Inc. in October 2021 and he currently sits on the Board of Directors of Xeris Biopharma Holdings, Inc. Mr. Johnson was a member of Strongbridge Biopharma Plc’s Board of Directors from March 2015 until October 2021. Mr. Johnson recently served as a board member of Melinta Pharmaceuticals, Inc. through September 2019, having served as Chief Executive Officer from February 2019 through August 2019 and as interim Chief Executive Officer from October 2018 through February 2019. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and as its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s board of directors until it was acquired by Eli Lilly in November 2008. From 2005 to 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada units from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., OrthoMcNeil Pharmaceutical Corporation and Pfizer, Inc. Mr. Johnson currently serves on the Board of Directors of publicly traded companies Axogen Inc. and Autolus Therapeutics plc. Mr. Johnson has announced he will not stand for re-election at the 2023 Autolus Therapeutics plc. annual shareholder meeting. Mr. Johnson is the former Chairman of Tranzyme Pharma, Inc., former lead independent director of Sucampo Pharmaceuticals, Inc. and a former director of Histogenics Corporation, AVEO Pharmaceuticals, Inc. and Portola Pharmaceuticals, Inc. He previously served as a member of the board of directors for the Pharmaceutical Research and Manufacturers of America and the Health Section Governing Board of Biotechnology Industry Organization. Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania. Mr. Johnson brings to our board of directors extensive leadership, business and governance experience having served as a chief executive officer and on the board of directors of numerous public biopharmaceutical companies. Mr. Johnson’s strong leadership qualities and industry knowledge position him well to provide valuable insights to both management and his fellow board members on issues facing our Company.

Anil Kapur, age 53, is a Class III director who has served as a member of our board of directors since October 2022. Mr. Kapur has been the Executive Vice President, Corporate Strategy and Chief Commercial Officer of Geron Corporation since December 2019. Prior to joining Geron, Mr. Kapur was Chief Commercial Officer at Actinium Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, from February 2018 to November 2019. From October 2016 until February 2018, Mr. Kapur was Vice President, Head of Early Assets, Biomarkers and External Innovation for Worldwide Oncology Commercialization at Bristol-Myers Squibb Company, a global biopharmaceutical company. Mr. Kapur served as Vice President, Global Head of Commercial and Portfolio Strategy at Baxalta, Incorporated, a biopharmaceutical company, in a newly created Oncology Division, from November 2015 until after its acquisition by Shire plc in July 2016. Before joining Baxalta, Mr. Kapur held marketing and sales leadership roles of increasing responsibility during his 15-year tenure at the Janssen Pharmaceutical Companies of Johnson & Johnson (Janssen). As Vice President, Commercial Leader, Hematology Franchise in Janssen’s Global Commercial Strategy Organization, he led the development and execution of commercial strategy and launch plans for in-market development, late development, and early pipeline assets, including imetelstat. Among Mr. Kapur’s most recognized achievements while at Janssen were the successful global launches of two transformational blockbuster hematology-oncology drugs, Imbruvica and Darzalex. Mr. Kapur holds a Bachelor of Engineering from Birla Institute of Technology in India; an M.S. in Industrial Engineering from Louisiana Tech University; and an M.B.A. from the Fuqua School of Business at Duke University. The Board of Directors believes that Mr. Kapur’s qualifications to sit on the Board include his deep expertise in oncology and strong track record of product launch and commercial operations success.

Michael Kauffman M.D., age 59, is a Class I director who has served as a member of our Board of Directors since November 2012 and our lead director since June 2016. Dr. Kauffman was the cofounding Chief Executive Officer of Karyopharm Therapeutics Inc., a publicly traded commercial stage biotechnology company, from January 2011 to April 2021 and senior clinical advisor from May 2021 to May 2022. Prior to this, Dr. Kauffman was Science Advisor to Bessemer Venture Partners from 2008 to 2011. Dr. Kauffman was the Chief Medical Officer of Onyx Pharmaceuticals, Inc., a publicly traded biotechnology company, from November 2009 until December 2010. Dr. Kauffman was the Chief Medical Officer of Proteolix, Inc., a privately held pharmaceutical company, from April 2009 until November 2009, when it was acquired by Onyx Pharmaceuticals, Inc. From September 2002 until July 2008, Dr. Kauffman was the President and Chief Executive Officer of EPIX Pharmaceuticals, Inc., a publicly traded biotechnology company that underwent liquidation proceedings in 2009. Dr. Kauffman joined Predix Pharmaceuticals, Inc., the predecessor to EPIX, in September 2002, as President and Chief Executive Officer. From 1997 to 2002, he held a number of senior medical and program leadership positions at Millennium Pharmaceuticals, Inc., then a publicly traded biotechnology company, including Vice President, Medicine and VELCADE Program Leader as well as co-founder and Vice President of Medicine at Millennium Predictive Medicine, a wholly-owned subsidiary of Millennium. Dr. Kauffman also served as Medical Director at Biogen Corporation (now Biogen, Inc., a publicly traded biotechnology company). He also currently serves on the board of directors of Kezar Biosciences, Adicet Bio, Inc., and BiVictriX Therapeutics Plc. Dr. Kauffman previously served on the board of directors of Karyopharm Therapeutics, Inc., Zalicus, Inc., EPIX Pharmaceuticals, Inc., Predix Pharmaceuticals Inc. and Proteolix Inc. Dr. Kauffman received an M.D. and Ph.D. in molecular biology and biochemistry from Johns Hopkins University and holds a B.A. in biochemistry from Amherst College. Dr. Kauffman trained in Internal Medicine at Beth Israel Deaconess and Massachusetts General Hospitals, and is board certified in internal medicine. The Board of Directors believes that Dr. Kauffman’s qualifications to sit on the Board include the combination of his significant business, clinical development and leadership experience at public life sciences companies and his medical and scientific background.

Michelle Robertson, age 56, is a Class III director who has served as a member of our Board of Directors since November 2021. Ms. Robertson has served as Chief Financial Officer of Editas Medicine, Inc, a publicly traded company, since January 2020. Ms. Robertson previously served as the Chief Financial Officer of Momenta Pharmaceuticals, Inc. (“Momenta”), a publicly traded biotechnology company, from October 2018 until January 2020, and as Vice President, Financial Planning and Analysis of Momenta from May 2017 to October 2018. From 2015 to 2016, Ms. Robertson was Vice President, Oncology Finance for Baxalta, Inc., a biopharmaceutical company, following its spin-off from Baxter International. From 2012 to 2015, Ms. Robertson served as Head of Financial Planning and Analysis and Operations Excellence at Ironwood Pharmaceuticals, Inc., and prior to that, held various Finance and Commercial Operations-leadership positions in the Oncology and Biosurgery divisions at Genzyme Corporation (now Sanofi Genzyme), a biotechnology company. Ms. Robertson received her B.S. in Finance from Bentley University. The Board of Directors believes that Ms. Robertson’s qualifications to sit on the Board include her significant financial, accounting and management expertise, as well as her experience within the pharmaceutical and biotechnology industries.

Eric Rowinsky M.D., age 66, is a Class I director who has served as a member of our Board of Directors since May 2017. Dr. Rowinsky has been the Executive Director and President of RGenix, Inc. since June 2016. He has served as a consulting Chief Medical Officer for Hummingbird Biosciences from February 2020 to March 2023, and served as the Chief Scientific Officer of Clearpath Development Co. from June 2016 to December 2020. Prior to this, Dr. Rowinsky served as the Head of Research and Development, Chief Medical Officer and Executive Vice President of Stemline Therapeutics, Inc. from February 2011 to January 2016. In 2010, Dr. Rowinsky co-founded Primrose Therapeutics and became its Chief Executive Officer, until it was acquired in 2011. From 2005 to 2010, he served as the Chief Medical Officer and Executive Vice President of Clinical Development and Regulatory Affairs of ImClone Systems Incorporated, a life sciences company focused on monoclonal antibodies, which was acquired by Eli Lilly and Company. Previous to that, Dr. Rowinsky held several positions at the Cancer Therapy and Research Center’s Institute of Drug Development, including Director of the Institute and SBC Endowed Chair for Early Drug Development. Prior to that, he served as Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio and as Associate Professor of Oncology at the Johns Hopkins University School of Medicine. Since 2011, Dr. Rowinsky serves on the boards of directors of Biogen Idec, Inc., Purple Biotech, Inc, and Fortress Biosciences, Inc., and formerly served on the board of directors of BIND Therapeutics, prior to its acquisition by Pfizer, and Navidea Biopharmaceuticals, Inc. Dr. Rowinsky received a B.A. degree in Liberal Arts from New York University and earned his M.D. from Vanderbilt University. The Board of Directors believes that Dr. Rowinsky’s qualifications to sit on the Board include his extensive research and drug development experience, oncology expertise, corporate strategy experience, and broad scientific and medical knowledge.

DIRECTOR NOT STANDING FOR ELECTION AT THE ANNUAL MEETING AND NOT CONTINUING IN OFFICE

Lesley Solomon, age 51, is a Class II director, who has served as a member of the Board of Directors since June 2021. Ms. Solomon has served as Venture Chair of Redesign Health since July 2021. Prior to this, Ms. Solomon served as Chief Innovation Officer at Dana-Farber Cancer Institute from July 2017 to June 2021. From November 2009 to June 2017, Ms. Solomon served at Brigham and Women’s Hospital as founding Executive Director of Brigham Innovation Hub from 2013 to 2017, Director, Innovation and Strategy, at Brigham Research Institute from 2012 to 2017, and Director, E-Philanthropy, at Brigham Research Institute from 2009 to 2012. Ms. Solomon is also the co-founder and board member of Food Allergy Science Initiative (FASI) since 2016 and serves on the board of directors of privately held companies, Anomaly, since December 2021, Iron Health since June 2022 and RH Studio2 OpCo 41, Inc since November 2022. Ms. Solomon received her B.A. in English from Cornell University and her M.B.A. from Harvard Business School.

BOARD OF DIRECTORS AND ITS COMMITTEES

The following table describes which directors serve on each of the committees of the Board of Directors.

Name	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee	Research & Development Committee
Paul Bunn, M.D.				X
Robert Gagnon
John Johnson	X	X
Anil Kapur		X
Michael Kauffman, M.D., Ph.D.		X	X	X
Michelle Robertson			X(1)
Eric Rowinsky, M.D.	X			X
Lesley Solomon	X(2)		X(2)
Brian Stuglik

(1)	Our Board of Directors has determined that Michelle Robertson is an “audit committee financial expert” as defined in the applicable SEC rules.
(2)	Ms. Solomon is not standing for re-election to the Board of Directors at the Annual Meeting and her term as a director and member of the Nominating and Corporate Governance Committee and Audit Committee will expire at the Annual Meeting. After the Annual Meeting, Mr. Kapur will fill the vacancy on the Audit Committee and subject to election to the Board at the Annual Meeting Dr. Tollefson will fill the vacancy on the Nominating and Corporate Governance Committee.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

As required by the listing standards of The Nasdaq Global Market (“Nasdaq”), the Board of Directors has affirmatively determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each of our directors and nominees for director other than Brian Stuglik, our Chief Executive Officer, and Robert Gagnon, former Chief Business and Financial Officer, is independent. To make this determination, our Board of Directors reviews all relevant transactions or relationships between each director and Verastem, its senior management and its independent registered public accounting firm. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The Board consults with Verastem’s outside corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Board Membership Diversity

In accordance with Nasdaq’s Board Diversity Rules (Rule 5605(f) and Rule 5606), the following Board Diversity Matrix presents our Board diversity statistics.

Board Diversity Matrix (As of March 20, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Meetings and Attendance

The Board of Directors held seven meetings during the year ended December 31, 2022. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2022 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). We do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders. One member of our Board serving at the time attended our 2022 annual meeting of stockholders held on May 12, 2022.

Board Committees

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees, each of which is comprised solely of independent directors, and is described more fully below. Each committee operates pursuant to a written charter and each committee periodically reviews and assesses the adequacy of its charter. The charters for the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees are all available on the Company’s website at https://investor.verastem.com under “Investors—Corporate Governance” section.

Audit Committee

Ms. Robertson is the chair and Mr. Kauffman and Ms. Solomon are the other members of the Audit Committee. Following this Annual Meeting Mr. Kapur will replace Ms. Solomon as a member of the Audit Committee as she is not standing for re-election to the Board of Directors. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each current and proposed member of the Audit Committee is “independent” within the meaning of the rules and regulations of Nasdaq and the SEC. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that Ms. Robertson is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The primary responsibilities of the Audit Committee include: (a) appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm, (b) overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, (c) reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, (d) monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics, (e) overseeing our risk assessment and risk management policies, (f) meeting independently with our independent registered public accounting firm and management, (g) reviewing and approving or ratifying any related person transactions, (h) overseeing our compliance program, processing any complaints and assisting in conducting internal and external investigations if necessary, (i) preparing the audit committee report required by SEC rules, and (j) performing an annual self-evaluation of its own performance. All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by the Audit Committee.

During the year ended December 31, 2022, the Audit Committee met four times. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Compensation Committee

Mr. Kauffman is the chair and Mr. Johnson and Mr. Kapur are the other members of the Compensation Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Compensation Committee is “independent” within the meaning of the rules and regulations of Nasdaq. In addition, each member is a “non-employee director” within Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary responsibilities of the Compensation Committee include: (a) annually reviewing and approving corporate goals, objectives and recommendations to our Board relevant to the compensation of executive officers, (b) overseeing the evaluation of Company’s senior executives, (c) overseeing an annual review by the Board on succession planning for senior executives, (d) overseeing and administering our cash and equity incentive plans, (e) reviewing and making recommendations to our Board with respect to director compensation, and (f) performing an annual self-evaluation of its own performance.

The Compensation Committee engaged Pearl Meyers & Partners, LLC, an independent compensation consultant, to provide comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally. Although the Board of Directors and Compensation Committee consider the advice and recommendation of independent compensation consultants as to our executive compensation program, the Board of Directors and Compensation Committee ultimately make their own decisions about these matters.

During the year ended December 31, 2022, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

Mr. Johnson is the chair and Dr. Rowinsky and Ms. Solomon are the other members of the Nominating and Corporate Governance Committee. Following this Annual Meeting, subject to her election to the Board, Dr. Tollefson will become a member of the Nominating & Corporate Governance Committee, taking the place of Ms. Solomon who is not standing for re-election to the Board of Directors. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each current and proposed member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Nominating and Corporate Governance Committee include: (a) identifying individuals qualified to become members of our Board, (b) recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees, (c) reviewing and making recommendations to our Board with respect to our Board’s leadership structure, (d) reviewing and making recommendations to our Board with respect to management succession planning, (e) developing and recommending to our Board corporate governance principles, (f) reviewing and making recommendations to our Board with respect to environmental, social, and governance oversight matters and (g) performing an annual self-evaluation of its own performance.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Verastem and the composition of the Board of Directors. Additionally, neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees; however, the Committee has stated a commitment to increase diversity of perspective on the Board of Directors, and will actively consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

During the year ended December 31, 2022, the Nominating and Corporate Governance Committee met three times.

Research and Development Committee

Dr. Rowinsky is the chair and Dr. Kauffman and Dr. Bunn are the other members of the Research and Development Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Research and Development Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Research and Development Committee include: (a) assist management and the Board in general oversight of its research and development program goals and objectives, (b) provide advice on key medical and regulatory documents, (c) assist management and the Board in its oversight of the Company’s major acquisitions and business development activities, (d) serve as a resource regarding the scientific and technological aspects of product safety matters, (e) assist management and the Board in recruitment and retention of scientific talent with special focus on physician scientists, (f) assist management and the Board on the scientific, technical, and medical aspects of transactions that require Board approval, (g) identify and assess significant new and emerging trends and developments in research and development and science and their potential impact to the Company and (h) performing an annual self-evaluation of its own performance.

During the year ended December 31, 2022, the Research and Development Committee met four times.

Board of Directors Leadership Structure

Dr. Kauffman, an independent member of our Board of Directors, has served as the Lead Director of our Board of Directors since June 2016. The independent members of the Board of Directors periodically review the Board’s leadership structure and have determined that Verastem and our stockholders are well served with the current structure.

The Board of Directors provides oversight of our management and affairs. Dr. Kauffman, as the Lead Director, presides over the meetings of the independent directors and also serves as the chair of the Compensation Committee and as a member of the Audit and Research and Development Committees. Dr. Kauffman’s leadership encourages open discussion and deliberation, with a thoughtful evaluation of risk, to support the Board’s decision-making.

Dr. Kauffman’s leadership also encourages communication among the directors, and between management and the Board of Directors, to facilitate productive working relationships.

The Board of Director’s Role in Risk Oversight

The Board of Directors plays an important role in risk oversight through direct decision-making authority with respect to significant matters as well as through the oversight of management by the Board of Directors and its committees. Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right tone at the highest level of the organization by overseeing our risk profile and assisting management in addressing specific risks (e.g., strategic and competitive risks, financial risks, brand and reputation risks, legal and compliance risks, regulatory risks, operational risks, cybersecurity and COVID-19 risks).

In particular, the Board of Directors administers its risk oversight function through (a) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that we face, (b) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (c) the direct oversight of specific areas of our business and related risks by the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees, as described below, (d) the review of the Company’s policies and practices with respect to risk assessment and risk management, and (e) regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting.

Our Board of Directors retains ultimate responsibility for risk oversight while the Chief Executive Officer and other members of our senior leadership team are responsible for the day to day management of risk. Our Board of Directors and each of its committees meet regularly with management to ensure that management is exercising its responsibility to identify relevant risks and is adequately assessing, monitoring and taking appropriate action to mitigate risk. In the event a committee receives a report from members of management on areas of material risk to the Company, the Chair of the relevant committee reports on the discussion to the full Board of Directors at the next Board of Directors meeting. This enables our Board of Directors and its committees to coordinate their oversight of risk and identify risk interrelationships.

The Audit Committee is responsible for reviewing and discussing with management and the independent registered public accounting firm, our system of internal controls, our critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses our major financial risk exposures and steps that management has taken to monitor and control such exposure. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters. In addition, the Audit Committee oversees the status of the compliance program (policies, training, monitoring and audit of the Company) to ensure adherence to the applicable legal and regulatory standards and to the Code of Business Conduct and Ethics where there may be a material impact on the organization. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies, plans and arrangements and the extent to which those policies or practices may increase or decrease risk for the Company. The Nominating and Corporate Governance Committee oversees risks related to corporate governance matters and manages risks associated with the independence of our Board, potential conflicts of interest, and the effectiveness of the Board. The Research and Development Committee oversees risks concerning the research, development and technology aspects of the Company’s business.

Because of the role of the Board of Directors and its committees in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board of Directors believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our non-employee director compensation policy, each non-employee director receives an annual base retainer of $45,000. In addition, our non-employee directors were entitled to receive the following cash compensation for Board and committee service in fiscal year 2022, as applicable:

Board and Committee Positions	Fees
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,000
Nominating and Corporate Governance Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Member	$5,000
Research and Development Committee Chairperson	$20,000
Research and Development Committee Member	$10,000

All amounts are paid in quarterly installments.

In addition, our non-employee directors receive stock options as compensation for their service on our Board of Directors. Each non-employee director who was serving on the Board of Directors as of the prior year’s annual meeting of the Company’s stockholders receives an annual award of an option to purchase shares of our common stock, which vests on a monthly basis over a one-year period, subject to the director’s continued service on the Board of Directors (the “Annual Grant”). In 2022, the Annual Grant consisted of an option to purchase 62,500 shares of our common stock. During 2022, newly appointed non-employee directors received a one-time initial award of an option to purchase shares of our common stock with respect to a number of shares as follows (a) 125,000 shares (an “Initial Grant”) plus (b) a pro-rata amount equal to (i) the Annual Grant to non-employee directors at the last annual meeting preceding the date the director commences service multiplied by (ii) the quotient of the number of days between the date the director commences Board service and the vesting end date for the Annual Grant granted to the non-employee directors on the last annual meeting preceding the date the director commences Board service, and 365 days, with such grant rounded down to the nearest whole share (the “Pro-Rata Annual Grant”). The Initial Grant vests evenly on a quarterly basis over three years. The Pro-Rata Annual Grant vests evenly on a monthly basis until the vesting end date of the Annual Grant granted to non-employee directors at the last annual meeting preceding the date the director commences Board service. All awards are subject to the director’s continued service on the Board of Directors on each respective vesting date.

Mr. Stuglik, our Chief Executive Officer, does not receive compensation for his service as a director. Mr. Stuglik’s compensation is described under the heading “Named Executive Officer Compensation” below.

2022 Director Compensation

The following table summarizes the compensation paid to or earned by our directors during the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Timothy Barberich (3)	17,500	—	17,500
Paul Bunn, M.D.	55,000	48,153	103,153
Robert Gagnon	2,177	52,084	54,261
John Johnson	62,000	48,153	110,153
Anil Kapur	10,344	36,375	46,719
Michael Kauffman, M.D., Ph.D.	100,500	48,153	148,653
Michelle Robertson	65,000	48,153	113,153
Eric Rowinsky, M.D.	70,000	48,153	118,153
Lesley Solomon	60,000	48,153	108,153

(1)	Amounts shown represent the aggregate grant date fair value of stock option awards granted to the director and calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”). For information regarding assumptions underlying the value of stock awards, see Note 8 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	The number of stock options awarded to any non-employee director who received a grant during 2022 was 62,500 options, with the exception of Messrs. Gagnon and Kapur. Messrs. Gagnon and Kapur received 153,938 stock options and 163,185 stock options, respectively. The stock options granted to Messrs. Gagnon and Kapur reflect 125,000 stock options as a result of their new appointments in 2022 plus 28,938 stock options and 38,185 stock options, respectively, to reflect the time they served on the Board in 2022 and the portion of time served in 2023 prior to the Annual Meeting. As of December 31, 2022, the aggregate number of equity awards held by each non-employee director was as follows: Mr. Barberich, 222,597 stock options; Dr. Bunn, 135,856 stock options; Mr. Gagnon 1,609,214 stock options and 145,338 unvested restricted stock units; Mr. Johnson, 165,102 stock options; Mr. Kapur 163,185 stock options; Dr. Kauffman, 274,476 stock options; Ms. Robertson, 125,993 stock options; Dr. Rowinsky, 213,391 stock options; and Ms. Solomon, 135,856 stock options.
(3)	On March 23, 2022, Mr. Barberich retired from the Board of Directors effective March 31, 2022. On April 1, 2022, we entered into a consulting agreement with Mr. Barberich through March 31, 2023, which permitted Mr. Barberich to retain the ability to exercise his stock options through the end of his consultancy period. We did not pay any consulting fees to Mr. Barberich in 2022.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Verastem audited financial statements for the year ended December 31, 2022, and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Verastem management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Ernst & Young LLP with the Audit Committee.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required under the PCAOB, which requires that independent registered public accounting firms annually disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP its independence from Verastem.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Verastem Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Respectfully submitted by the
Audit Committee,

Michelle Robertson, Chair

Michael Kauffman

Lesley Solomon

PROPOSAL NO. 2—APPROVAL OF REVERSE STOCK SPLIT

Overview

On March 22, 2023, the Board of Directors approved, subject to stockholder approval, a certificate of amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding common stock (the “Reverse Stock Split Amendment”) by combining outstanding shares of common stock into a lesser number of outstanding shares of common stock at a ratio ranging from 1 share-for-10 shares up to a ratio of 1 share-for-30 shares, which ratio will be selected by the Board and set forth in a public announcement, with no change to the number of shares of common stock of the Company authorized under our Certificate of Incorporation (the “Reverse Stock Split”). If approved by stockholders, the Reverse Stock Split may be effected at any time prior to December 31, 2023 at the discretion of the Board, with no further action from the stockholders. The Board may alternatively elect in its sole discretion to abandon such proposed certificate of amendment and not effect the Reverse Stock Split authorized by stockholders. Upon the effectiveness of the certificate of amendment to our Certificate of Incorporation effecting the Reverse Stock Split, the outstanding shares of our common stock will be reclassified and combined into a lesser number of shares such that one share of our common stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split selected by the Board.

If Proposal No. 2 is approved, upon the effectiveness of the Reverse Stock Split, the number of shares of common stock authorized under our Certificate of Incorporation will remain at 300,000,000 shares. As described in more detail below under the heading “— Authorized Shares of Common Stock,” the Board considers maintaining the number of authorized shares at 300,000,000 shares after the Reverse Stock Split necessary to help the Company maintain the required flexibility to issue common stock for capital raising purposes, to issue shares of common stock upon conversion of the Company’s outstanding preferred stock, and to issue shares of common stock upon the exercise of warrants or upon the conversion of convertible securities that may be granted in the future in connection with capital raising transactions or otherwise.

The form of the proposed certificate of amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached as Appendix A to this proxy statement. The certificate of amendment to our Certificate of Incorporation that will be filed to effect the Reverse Stock Split will include the ratio of the Reverse Stock Split fixed by the Board, within the range approved by our stockholders.

If the Reverse Stock Split Amendment is approved by our stockholders, the Board would have the sole discretion to effect the Reverse Stock Split at any time prior to December 31, 2023, and to fix the specific ratio for the Reverse Stock Split, provided that the ratio would be not less than 1-for-10 and not more than 1-for-30. We believe that enabling the Board to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the split in a manner designed to maximize the anticipated benefits to us and our stockholders, as described below. The determination of the ratio of the Reverse Stock Split will be based on a number of factors, described further below under the heading “— Criteria to be Used for Decision to Apply the Reverse Stock Split.”

The primary purpose for effecting the Reverse Stock Split is to increase the per share trading price of our common stock so as to:

●	maintain the listing of our common stock on The Nasdaq Capital Market and avoid a delisting of our common stock from Nasdaq in the future on the basis of the Bid Price Requirement (as defined below);
●	broaden the pool of investors that may be interested in investing in the Company by attracting new investors who would prefer not to invest in shares that trade at lower share prices, which in turn would enhance our liquidity;

●	decrease the risk of market manipulation of our common stock, which we believe is enhanced when our stock trades below $1.00 per share; and
●	make our common stock a more attractive investment to institutional investors.

In addition, the Company is required, under that certain purchase agreement, dated January 24, 2023, relating to the issuance of the Company’s Series B Convertible Preferred Stock, to increase the number of shares available for issuance upon conversion of such Series B Convertible Preferred Stock. The Reverse Stock Split will have the effect of increasing the number of shares of common stock available for issuance.

In evaluating the Reverse Stock Split, our board of directors has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. In recommending approval of the Reverse Stock Split Amendment, our Board of Directors determined that these potential negative factors were significantly outweighed by the potential benefits.

Criteria to be Used for Decision to Apply the Reverse Stock Split

If our stockholders approve the Reverse Stock Split Amendment, the Board will be authorized to proceed with the Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the 1-for-10 to 1-for-30 range, would be determined by the Board and publicly announced by us prior to the effective time of the Reverse Stock Split. In determining whether to proceed with the Reverse Stock Split and setting the appropriate ratio for the Reverse Stock Split, the Board will consider, among other things, factors such as:

●	Nasdaq’s minimum price per share requirements;
●	the historical trading prices and trading volume of our common stock;
●	the number of shares of our common stock that would be outstanding following the Reverse Stock Split;
●	the then-prevailing and expected trading prices and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
●	our obligation to increase the number of authorized shares of common stock available for issuance upon conversion of our Series B Convertible Preferred Stock;
●	the potential for market manipulation of our common stock based on the expected trading prices of our common stock following the Reverse Stock Split;
●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;
●	business developments affecting us; and
●	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

The Board is seeking authority to effect the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to meet the price criteria for continued listing on Nasdaq. Our common stock is publicly traded and listed on The Nasdaq Capital Market under the symbol “VSTM.” Companies listed on Nasdaq are subject to various continued listing standards imposed by Nasdaq. One of these standards, Nasdaq Listing Rule 5450(a)(1), is the “minimum bid price” requirement, which requires that the bid price of the common stock of listed companies be at least $1.00 per share (the “Bid Price Requirement”). A listed company risks being delisted and removed from The Nasdaq Global Market if the closing bid price of its stock remains below $1.00 per share for an extended period of time.

As previously disclosed, on November 4, 2022, we received written notice from Nasdaq notifying us that we were not in compliance with the Bid Price Requirement as our common stock has traded below $1.00 per share since September 23, 2022.

We have been provided a period of 180 calendar days, or until May 3, 2023 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. If we do not regain compliance with the Bid Price Requirement by the Compliance Date, we may be eligible for an additional 180 calendar day compliance period. As the date of our Annual Meeting is set for May 15, 2023, we will be requesting the additional 180 calendar day compliance period. To qualify, we will be required to meet the continued listing requirement for market value of its publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Bid Price Requirement, and will need to provide written notice of our intention to cure the deficiency during the second 180 calendar day compliance period, by effecting a reverse stock split, if necessary.

If we do not regain compliance with the Bid Price Requirement by the Compliance Date and are not eligible for an additional compliance period at that time, or the Staff concludes that we will not be able to cure the deficiency during the additional compliance period, our common stock will be subject to delisting. In the event we are delisted from Nasdaq, the only established trading market for our common stock would be eliminated and we would be forced to list our shares on the OTC Markets or another quotation medium, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would likely find it more difficult to trade, or to obtain accurate price quotations for, our shares. Delisting would likely also reduce the visibility, liquidity and value of our common stock, including as a result of reduced institutional investor interest in the Company, and may increase the volatility of our common stock. Delisting could also cause a loss of confidence of potential industry partners, lenders and employees, which could further harm our business and our future prospects.

Our Board believes that effecting the Reverse Stock Split may help us avoid delisting from Nasdaq and any resulting consequences. In addition, our Board believes that increasing the price of our common stock to meet the price criteria for continued listing on Nasdaq, the Reverse Stock Split would also have the effects listed above. For these reasons we believe that effecting the Reverse Stock Split is in our and our stockholders’ best interests.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding in connection with the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company (subject to the treatment of fractional shares). However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

Further, the liquidity of our common stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. For instance, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If we effect the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board has proposed the Reverse Stock Split to bring the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on Nasdaq, there is no guarantee that the price of our common stock will not decrease in the future, or that our common stock will remain in compliance with Nasdaq listing standards. Additionally, there can be no guarantee that the closing bid price of our common stock will remain at or above $1.00 for 10 consecutive trading days, whether following the Reverse Stock Split or otherwise, which is required to cure our current Nasdaq listing standard deficiency.

Effect of the Reverse Stock Split

If the Reverse Stock Split Amendment is approved by our stockholders and the Board elects to effect the Reverse Stock Split, the number of outstanding shares of common stock will be reduced in proportion to the ratio of the split chosen by the Board. As of the effective time of the Reverse Stock Split, we would also adjust and proportionately decrease the number of shares of our common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire our common stock, including pursuant to our outstanding series of preferred stock. In addition, as of the effective time of the Reverse Stock Split, we would adjust and proportionately decrease the total number of shares of our common stock that may be the subject of future grants under our stock plans.

The Reverse Stock Split would be effected simultaneously for all outstanding shares of our common stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would result in any of our stockholders owning fractional shares.

Assuming Reverse Stock Split ratios of 1-for-10 and 1-for-30, which reflect the range that our stockholders are being asked to approve, the following table sets forth the effect of Reverse Stock Split (without giving effect to treatment of fractional shares) as of March 20, 2023:

	Current	After 1-for-10 Reverse Stock Split	After 1-for-30 Reverse Stock Split
Common Stock Authorized	300,000,000	300,000,000	300,000,000
Common Stock issued and outstanding	200,752,352	20,075,235	6,691,745
Common Stock issuable upon exercise of outstanding stock options and settlement of restricted stock units	25,697,531	2,569,753	856,584
Common Stock issuable upon conversion of Series A Preferred Stock into common stock	10,000,000	1,000,000	333,333
Common Stock issuable upon conversion of Series B Preferred Stock into common stock	50,838,840	5,083,884	1,694,628
Common Stock issuable upon conversion of 5.00% Convertible Senior Notes due 2048 into common stock	41,873	4,187	1,395

If the Board does not implement the Reverse Stock Split prior to December 31, 2023, the authority granted in this proposal to implement the Reverse Stock Split would terminate.

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership in shares of our common stock and securities convertible or exercisable for our common stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of our common stock and securities convertible into or exercisable for our common stock.

Authorized Shares of Common Stock

We are currently authorized under our Certificate of Incorporation to issue up to a total of 300,000,000 shares of capital stock, comprised of 300,000,000 shares of common stock and 5,000,000 shares of preferred stock. The approval or disapproval of Proposal No. 2 will have no impact on the number of authorized shares under our Certificate of Incorporation.

The Company operates at a loss and has a significant cumulative deficit. We may require additional capital to sustain our operations. The Board considers maintaining the number of authorized shares at 300,000,000 shares after the Reverse Stock Split necessary to help the Company maintain the required flexibility to issue common stock for capital raising purposes, or engage in strategic transactions, as well as issue shares of common stock upon conversion of the Company’s outstanding preferred stock. The Company has no current plans or understandings with respect to the issuance of any additional shares that would be available for issuance if this Proposal No. 2 is approved. However, we view the issuance of common stock as our principal source of operating capital until such time as we may begin to generate positive cash flow from operations.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split Amendment is approved by our stockholders, the Reverse Stock Split would become effective upon the time specified in the certificate of amendment to our Certificate of Incorporation as filed with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment and the Reverse Stock Split will be determined by the Board in its sole discretion based on its evaluation as to when such action will be the most advantageous to us and our stockholders, but the Reverse Stock Split will not occur after December 31, 2023. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to abandon the certificate of amendment and the Reverse Stock Split if, at any time prior to the filing of the certificate of amendment with the Secretary of State of the State or Delaware, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. All of our registered holders of common stock that hold their shares electronically in book-entry form with our transfer agent, Computershare Trust Company, will be provided with a statement, by the transfer agent, reflecting the number of shares of our common stock registered in their accounts. No action needs to be taken to receive post-split shares because the exchange will be automatic. As soon as practicable after the split effective time, stockholders will be notified that the Reverse Stock Split has been effected. After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures, or CUSIP, number, which is a number used to identify our equity securities.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the closing price of our common stock as reported on Nasdaq on the trading day immediately preceding the split effective time, as adjusted by the Reverse Stock Split ratio, multiplied by the applicable fraction of a share to which the stockholder would otherwise be entitled. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. As of the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

No Dissenter’s Rights

Under applicable Delaware law, our shareholders are not entitled to dissenter’s or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide shareholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to holders of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

This discussion is limited to “U.S. Holders” (as defined below) who hold their common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a stockholder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders of common stock that are subject to special rules, including, without limitation:

●	Financial institutions;
●	Insurance companies;
●	Real estate investment trusts;
●	Regulated investment companies;
●	Grantor trusts;
●	Tax-exempt organizations;
●	Brokers, dealers or traders in securities, commodities or currencies;
●	Stockholders deemed to sell shares of common stock under the constructive sale provisions of the Code;
●	Stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;
●	Stockholders who actually or constructively own 10% or more of our voting stock;
●	Stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
●	Stockholders that hold common stock in an individual retirement account, 401(k) plan or similar tax-favored account; or
●	Certain former citizens or long-term residents of the United States.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the proposed Reverse Stock Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;
●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The proposed Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Assuming the proposed Reverse Stock Split qualifies as a recapitalization, a U.S. Holder of our common stock generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the proposed Reverse Stock Split should generally equal the aggregate adjusted tax basis of the shares of the common stock surrendered (reduced by the amount of such basis that is allocated to any fractional share of common stock). The U.S. Holder’s holding period in the shares of our common stock received should generally include the holding period in the shares of common stock surrendered. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the proposed Reverse Stock Split. U.S. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less at the effective time of the reverse stock split and long term if held for more than one year. The deductibility of capital losses by individuals and corporations is subject to limitations. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Payments of cash made in lieu of a fractional share of common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of our common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. EACH HOLDER OF OUR COMMON SHARES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

(PROPOSAL NO. 2 ON YOUR PROXY CARD)

PROPOSAL NO. 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP has served as our independent registered public accounting firm since 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and they will be available to respond to appropriate questions.

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young LLP, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed and accrued for the fiscal years ended December 31, 2022 and 2021 for each of the following categories of services are as follows:

Fee Category	2022 ($)	2021 ($)
Audit Fees	611,500	697,000
Audit-Related Fees	—	350,000
Tax Fees	51,500	114,060
All Other Fees	—	—
Total Fees	663,000	1,161,060

Audit Fees. Consist of fees billed and accrued for professional services rendered for the audit of our annual financial statements, the review of interim financial statements and services provided in connection with our registration statements.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consist of fees billed for tax compliance, tax advice and tax planning and includes fees for tax return preparation.

All Other Fees. Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 3 ON YOUR PROXY CARD)

PROPOSAL NO. 4—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The compensation-related disclosure elsewhere in this proxy statement describes the structure and amounts of the compensation of our named executive officers for fiscal year 2022. The Compensation Committee and our Board of Directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

As required by Section 14A of the Exchange Act, our Board of Directors is asking our stockholders to cast a non-binding advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K including the compensation tables and narrative discussion, is hereby APPROVED.

Our Board of Directors is asking that our stockholders support this proposal, commonly referred to as the “say-on-pay” vote. Although this advisory vote is non-binding, we value the views of our stockholders and our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 4 ON YOUR PROXY CARD)

NAMED EXECUTIVE OFFICER COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for our fiscal year ended December 31, 2022. Our named executive officers are:

●	Brian Stuglik, our Chief Executive Officer;
●	Daniel Paterson, our President and Chief Operating Officer;
●	Robert Gagnon, our former Chief Business and Financial Officer; and
●	Daniel Calkins, our Vice President, Finance

Summary Compensation Table

The following table provides information regarding the total compensation earned by our named executive officers for fiscal years 2022 and 2021 (or fiscal year 2022 in the case of Mr. Calkins).

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian M. Stuglik	2022	624,000	—	—	356,733	49,290	1,030,023
Chief Executive Officer	2021	600,000	1,527,058	1,249,896	390,000	48,390	3,815,344
Daniel Paterson	2022	470,000	—	—	206,687	21,290	697,977
President and Chief Operating Officer	2021	460,000	494,790	628,538	230,000	20,390	1,833,718
Robert Gagnon (5)	2022	368,076	—	—	—	21,176	389,252
Former Chief Business and Financial Officer	2021	415,000	571,960	515,563	174,000	20,390	1,696,913
Daniel Calkins (6)	2022	221,731	30,601	34,279	72,900	16,036	375,547
Vice President, Finance

(1)	The amounts shown in this column represent the dollar amount of the aggregate grant date fair value of time-based restricted stock unit awards granted during the year determined in accordance with FASB ASC Topic 718. The aggregate grant date fair value of time-based restricted stock units was determined by multiplying the closing price of our common stock on the date of grant by the number of restricted stock units.
(2)	The amounts shown in this column represent the aggregate grant date fair value of option awards granted during the year computed in accordance with the provisions of FASB ASC Topic 718. For information regarding assumptions underlying the value of option awards, see Note 8 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)	The amounts shown for non-equity incentive plan compensation represent annual bonus amounts earned for the fiscal years ended December 31, 2022 and 2021, as applicable to the named executive officer. Bonus amounts earned for 2022 were paid in 2023, and bonus amounts earned for 2021 were paid in 2022.
(4)	The amounts shown represent the sum of 401(k) plan contributions, health savings account (“HSA”) contributions, and the dollar value of life insurance premiums paid by the Company for each named executive officer. HSA contributions and payment of life insurance premiums are broad-based benefits provided to all of our salaried employees on the same basis and do not discriminate in favor of the executive officers. They are included in this column to be consistent with our prior disclosure. The amount for Mr. Stuglik for 2022 and 2021 also includes a perquisite allowance ($30,000). The individual amounts for the 401(k) plan contributions paid by the Company for each of the named executive officers included in the amounts above are as follows: $17,400 each for Mr. Stuglik, Mr. Paterson, and Mr. Gagnon in 2021; $18,300 each for Mr. Stuglik, Mr. Paterson, and Mr. Gagnon in 2022; and $13,304 for Mr. Calkins in 2022.
(5)	Mr. Gagnon ceased to be employed by the Company, effective October 31, 2022, and, on December 13, 2022, he joined our Board of Directors. Amounts shown here exclude compensation Mr. Gagnon earned as a member of our Board of Directors, which is reported under “Director Compensation” above. For details about the compensation Mr. Gagnon earned in connection with his role as a member of our Board of Directors, refer to the “2022 Director Compensation” section above.
(6)	Mr. Calkins commenced serving as the Company’s interim principal financial officer and principal accounting officer upon Mr. Gagnon’s departure from the Company.

Company Performance Highlights

Since Mr. Stuglik’s appointment as our Chief Executive Officer on July 29, 2019, we have transformed the Company through our strategic shift with the sale of COPIKTRA in 2020 to focus on advancing our rapidly accelerated fibrosarcoma (“RAF”)/ mitogen-activated protein kinase kinase (“MEK”), and focal adhesion kinase development programs. In 2022, we continued to report strong enrollment in our Company-sponsored, registration-directed trials entitled RAF and MEK program (“RAMP”) 201, investigating low-grade serous ovarian cancer (“LGSOC”), as further outlined below. In 2022 and 2021, we continued to deliver strong operational performance and reduced expenses with total selling, general and administrative expense (“SG&A”) and research and development (“R&D”) expenses of $75.5 million and $63.5 million, respectively, compared to $104.1 million in 2020 and $147.0 million in 2019. Key highlights included:

●	We have completed target enrollment in the RAMP 201 trial evaluating avutometinib and defactinib in recurrent LGSOC and reported positive interim data from Part A that included blinded independently confirmed response rates in both KRAS Mutant and KRAS wild-type tumors with a favorable safety and tolerability profile.
●	The combination of avutometinib and defactinib has been selected as the go-forward treatment regimen for the recurrent LGSOC program.
●	In the KRAS G12C Mutant NSCLC program, the RAMP 203 trial, evaluating the combination of avutometinib with Amgen’s LUMAKRAS® (sotorasib), advanced to final dose level of 4 mg avutometinib with 960 mg of LUMAKRAS and enrollment was initiated in the RAMP 204 trial of avutometinib with Mirati’s KRAZATI® (adagrasib).
●	We received the first “Therapeutic Accelerator Award” from the Pancreatic Cancer Network for up to $4.3 million. The grant is expected to support a Phase 1b/2 clinical trial of avutometinib in combination with defactinib entitled RAMP 205 investigating the safety, tolerability and efficacy of GEMZAR® (gemcitabine) and ABRAXANE® (Nab-paclitaxel) in combination with avutometinib and defactinib in patients with previously untreated metastatic adenocarcinoma of the pancreas. We opened the RAMP 205 trial in the fourth quarter of 2022.
●	In March 2022, we secured a debt facility with Oxford Finance LLC for up to $150 million in non-dilutive financing. Under the terms of the credit facility we drew an initial $25 million term loan at closing and an additional $15 million in March 2023 upon achieving a pre-determined milestone. We have the ability to access up to an additional $110 million in a series of tranches, $60 million of which are based certain pre-determined milestones and $50 million at the lender’s discretion. The credit facility contains no financial covenants.
●	In January 2023, we entered into a definitive agreement to sell up to approximately 2.1 million shares of our Series B Convertible Preferred Stock to affiliates of BVF Partners L.P. in a private placement to raise aggregate gross proceeds of up to approximately $60 million in two tranches. On January 27, 2023 we closed on the initial tranche of 1.2 million shares of our Series B Convertible Preferred Stock with gross proceeds of $30 million.

Competitive Market Data

Market practices are one of the considerations taken into account when determining the compensation of our executive officers. Our Compensation Committee used peer group compensation data as a reference point in setting pay levels for executives for fiscal year 2022. These peers were chosen primarily based on selection criteria, as defined by our Compensation Committee. In the selection process, the Compensation Committee sought to develop a group that reflected Verastem’s then current and projected near-term state by blending companies (i) in clinical stage development, (ii) in oncology or rare disease, and (iii) targeted therapy. We selected companies which had market capitalizations between approximately $250,000,000 and $2,000,000,000. During the peer selection process, preference was given to Massachusetts-based companies, companies pursuing oncology indication or rare disease, and with an employee workforces between 20 and 200 employees as of the last fiscal year. Our Compensation Committee determined that our peer group to be used for 2022 compensation comparisons and decisions would be as follows:

Evelo Biosciences,Inc.	Replimune Group, Inc.
Forma Therapeutics Holdings, Inc.	Rubius Therapeutics, Inc.
ImmunoGen, Inc.	Scholar Rock Holding Corporation
Jounce Therapeutics, Inc.	Seres Therapeutics, Inc.
Kura Oncology, Inc.	Surface Oncology, Inc.
Leap Therapeutics, Inc.	Syndax Pharmaceuticals, Inc.
MEI Pharma, Inc.	Syros Pharmaceuticals, Inc.
Mersana Therapeutics, Inc.	ZIOPHARM Oncology, Inc.
Pieris Pharmaceuticals, Inc.

2022 Base Salary and Bonus

The employment agreement with each named executive officer, described below, establishes a base salary for such officer, which is subject to discretionary increase. None of our executive officers are entitled to a guaranteed salary increase. Each of our named executive officers are paid a base salary reflecting their skill set, experience, performance, role and responsibilities. The base salaries are provided to attract, retain, and reward talented executives needed to drive our business.

Name	2021 Base Salary	2022 Base Salary	Increase ($)	Increase (%)
Brian M. Stuglik	$600,000	$624,000	$24,000	4.0%
Daniel Paterson	$460,000	$470,000	$10,000	2.2%
Robert Gagnon	$415,000	$435,000	$20,000	4.8%
Daniel Calkins	$200,200	$215,000(a)	$14,800	7.4%

(a)	Effective September 19, 2022, Mr. Calkins received a salary increase to $240,000 upon promotion to Vice President, Finance as further described below under “Daniel Calkins” heading.

As described below, each named executive officer has a target annual bonus based on their base salary earned with respect to the applicable year, as set forth in his employment agreement. Our executives are provided a cash bonus incentive to promote and reward the achievement of short-term objectives that directly correlate to the enhancement of long-term stockholder value, as well as facilitate executive retention. Each named executive officer’s target annual bonus for 2022, as a percentage of base salary, was: Mr. Stuglik, 65%; Mr. Paterson, 50%; Mr. Gagnon 40% and Mr. Calkins, 30%. Annual bonuses for 2022 for our named executive officers were based on the achievement of Company performance metrics established by our Compensation Committee, as well as individual performance. For 2022, our Compensation Committee set Company performance metrics which included:

(1) clinical development goals for our registration directed clinical trials,

(2) certain business development goals,

(3) certain investor goals, and

(4) certain employee retention goals.

The bonus payout amounts for Mr. Stuglik and Mr. Paterson were calculated by our Compensation Committee and bonus payout amount for Mr. Calkins was calculated by our senior leadership team. Mr. Gagnon ceased to be employed by the Company effective October 31, 2022 and in connection with his termination, did not receive an annual bonus for 2022. As listed below, the bonus payout amounts for 2022 were based on approximately 90% corporate 2022 goals achievement as well as an assessment of each named executive officer’s individual performance with respect to the achievement of our 2022 corporate performance goals:

Name	Target Bonus	Bonus Payout
Brian M. Stuglik	$405,600	$356,733
Daniel Paterson	$235,000	$206,687
Daniel Calkins	$72,000	$72,900

Agreements with Named Executive Officers

We have entered into an employment agreement with each of our named executive officers. Each of the employment agreements provides that employment will continue for an indefinite period until either the Company or the employee provides written notice of termination in accordance with the terms of the agreement. The terms “cause”, “good reason” and “change in control” referred to below are defined in each named executive officer’s employment agreement.

Brian M. Stuglik

Pursuant to his employment agreement, Mr. Stuglik was entitled to an initial base salary, subject to increase from time to time by the Board of Directors. Effective January 1, 2022, Mr. Stuglik’s annual base salary was $624,000. Pursuant to his employment agreement, Mr. Stuglik is eligible to receive a bonus of 65% of his annual base salary and a perquisite allowance at a rate of $2,500 per month. Subject to Mr. Stuglik’s execution of an effective release of claims, Mr. Stuglik would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Stuglik terminates his employment for good reason.

If Mr. Stuglik’s employment is terminated by us without cause or by Mr. Stuglik for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Stuglik his base salary for a period of 12 months following the termination of his employment, (2) to accelerate the vesting of the portion of any outstanding stock options, restricted stock, and restricted stock units held by Mr. Stuglik that, by their terms, vest only based on the passage of time and that would have vested during the 12-month period following the termination of his employment, (3) to pay Mr. Stuglik any bonus which has been awarded, but not yet paid on the date of termination, (4) to pay Mr. Stuglik a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Stuglik was employed by us in such year and (5) if Mr. Stuglik exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Stuglik a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when Mr. Stuglik becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Stuglik’s employment is terminated by us without cause or by Mr. Stuglik for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Stuglik a lump sum amount equal to 18 months of his base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units held by Mr. Stuglik that, by their terms, vest only based on the passage of time (to the extent not already vested by their terms in connection with the change in control), (3) to pay Mr. Stuglik any bonus which has been awarded, but not yet paid on the date of termination, (4) to pay Mr. Stuglik a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Stuglik was employed by us in such year and (5) if Mr. Stuglik exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Stuglik a monthly cash amount equal to the full premium cost of that participation for 18 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Stuglik becomes eligible to enroll in the health or dental plan of a new employer).

Daniel Paterson

Pursuant to his employment agreement, entered into as of March 1, 2012, Mr. Paterson was entitled to an initial base salary, subject to increase from time to time by the Board of Directors and which has subsequently been increased. Effective January 1, 2022, Mr. Paterson’s annual base salary was $470,000. Pursuant to his employment agreement, Mr. Paterson is eligible to receive a bonus equal to a percentage of his annual base salary, which has subsequently been increased. Subject to Mr. Paterson’s execution of an effective release of claims, Mr. Paterson would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Paterson terminates his employment for good reason.

If Mr. Paterson’s employment is terminated by us without cause or by Mr. Paterson for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Paterson his base salary for a period of nine months following the termination of his employment, (2) to pay Mr. Paterson any bonus which has been awarded, but not yet paid on the date of termination (3) to accelerate the vesting of the portion of any stock options, restricted stock, and restricted stock units granted prior to the date of his amended and restated employment agreement that, by their terms, vest only based on the passage of time and that would have vested during the nine-month period following the termination of his employment and (4) if Mr. Paterson exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Paterson a monthly cash amount equal to the full premium cost of that participation for nine months following such termination of employment (or, if earlier, until the time when Mr. Paterson becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Paterson’s employment is terminated by us without cause or by Mr. Paterson for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Paterson a lump sum amount equal to 12 months of his then-current annual base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units that, by their terms, vest only based on the passage of time (to the extent not already vested by their terms in connection with the change in control), (3) to pay Mr. Paterson any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Paterson exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Paterson a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Paterson becomes eligible to enroll in the health or dental plan of a new employer).

Robert Gagnon

Prior to his termination of employment, Mr. Gagnon had been party to an employment agreement with the Company, under which he was entitled to an annual base salary and eligible to receive a target bonus equal to a percentage of his base salary. Mr. Gagnon terminated his employment with the Company effective October 31, 2022, and on November 1, 2022, the Company entered into a consulting agreement with Mr. Gagnon, pursuant to which Mr. Gagnon provided advisory services to the Company on an as-needed basis. On December 13, 2022, the Board of Directors unanimously voted to appoint Robert Gagnon to the Board of Directors. Upon joining the Board of Directors, Mr. Gagnon’s consulting agreement was terminated.

Daniel Calkins

Pursuant to his employment agreement, entered into as of November 14, 2018, Mr. Calkins was entitled to an initial base salary, subject to increase from time to time by management or the Board of Directors, and which has subsequently been increased. Effective January 1, 2022, Mr. Calkins’ annual base salary was $215,000. Effective September 19, 2022, Mr. Calkins’s salary was increased to $240,000 upon his promotion to Vice President, Finance. Pursuant to his employment agreement, Mr. Calkins is eligible to receive a bonus equal to a percentage of his annual base salary, which has been subsequently increased to reflect his promotions and increased responsibilities. In the event of termination of employment as a result of a reduction in force, Mr. Calkins is entitled to base salary continuation for a period of four months following the date of termination.

2022 Equity-Based Compensation

Our use of equity awards is intended to align our named executive officers’ interests with the interests of our stockholders by providing an incentive to increase long-term stockholder value. Furthermore, we believe that in the biopharmaceutical industry, equity awards are a primary motivator to attract and retain executives. We determine the size and frequency of awards based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities, internal equity, and competitive market data. Additionally, we believe that our use of long-term incentive awards is a key mechanism to reward successful performance by our named executive officers.

We typically grant annual equity awards to our executive officers in the fourth quarter of each calendar year. In the fourth quarter of 2022, we were in possession of interim data from our ongoing Phase 2 RAMP 201 trial, and as a result, we delayed making equity grants to our executives until the first quarter of 2023, once the interim data was publicly released. The awards are time-based stock options, which provide alignment with our stockholders and serve a material incentive to our executive officers to increase shareholder value. The stock option awards vest as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vest as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date, generally subject to each executive officer’s continued employment or other service relationship with us. The stock option awards have a 10-year term and the exercise price is set at the fair market value on the date of grant. On January 27, 2023, our executive officers were granted the following awards of stock options:

Named Executive Officer	# Stock Options
Brian M. Stuglik	2,216,355
Daniel Paterson	1,680,880
Daniel Calkins	165,000

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2022.

Name	Number of Securities Underlying Unexercised Options exercisable (#)	Number of Securities Underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($/share)		Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($) (1)
Brian Stuglik	50,000	—	—	$4.92	(2)	9/5/2027	—		—
	92,397	—	—	$1.81	(3)	6/21/2029	—		—
	500,000	—	—	$1.43	(4)	7/29/2029	—		—
	100,000	—	—	$1.43	(5)	7/29/2029	—		—
	100,000	—	—	$1.34	(6)	12/13/2029	—		—
	—	—	—	—		—	5,974	(7)	$2,405
	305,664	305,664	—	$2.20	(8)	12/18/2030	—		—
	—	—	—	—		—	95,914	(9)	$38,605
	184,250	552,750	—	$2.36	(10)	12/15/2031	—		—
	—	—	—	—		—	272,250	(11)	$109,581
Daniel Paterson	80,000	—	—	$9.85	(12)	1/15/2023	—		—
	100,000	—	—	$13.59	(13)	1/7/2024	—		—
	100,000	—	—	$13.59	(14)	1/7/2024	—		—
	144,786	—	—	$9.19	(15)	1/8/2025	—		—
	134,000	—	—	$2.13	(16)	11/8/2025	—		—
	66,000	—	—	$1.86	(17)	12/31/2025	—		—
	100,000	—	—	$1.37	(18)	6/13/2026	—		—
	150,000	—	—	$1.20	(19)	1/8/2027	—		—
	75,000	—	—	$2.97	(20)	1/5/2028	—		—
	45,000	—	—	$2.97	(21)	1/5/2028	—		—
	70,313	4,687	—	$3.51	(22)	1/3/2029	—		—
	—	—	75,000	$3.51	(23)	1/3/2029	—		—
	250,000	—	—	$1.81	(24)	6/21/2029	—		—
	200,000	—	—	$1.34	(6)	12/13/2029	—		—
	112,500	37,500	—	$1.34	(25)	12/13/2029	—		—
	—	—	—	—		—	67,926	(7)	$27,340
	203,776	203,776	—	$2.20	(8)	12/18/2030	—		—
	92,125	276,375	—	$2.36	(10)	12/15/2031	—		—
	—	—	—	—		—	136,125	(11)	$54,790
Robert Gagnon	350,000	—	—	$9.43	(26)	8/28/2028	—		—
	46,875	3,125	—	$3.51	(22)	1/3/2029	—		—
	—	—	50,000	$3.51	(23)	1/3/2029	—		—
	250,000	—	—	$1.81	(24)	6/21/2029	—		—
	93,750	31,250	—	$1.34	(25)	12/13/2029	—		—
	125,000	—	—	$1.34	(6)	12/13/2029	—		—
	—	—	—	—		—	33,963	(7)	$13,670
	101,888	101,888	—	$2.20	(8)	12/18/2030	—		—
	75,375	226,125	—	$2.36	(10)	12/15/2031	—		—
	—	—	—	—		—	111,375	(11)	$44,828
	4,823	149,115	—	$0.45	(27)	12/13/2032	—		—
Daniel Calkins	6,066	1,517	—	$3.61	(28)	1/2/2029	—		—
	10,000	—	—	$1.81	(24)	6/21/2029	—		—
	15,000	5,000	—	$1.33	(29)	12/20/2029	—		—
	6,875	3,125	—	$2.48	(30)	4/1/2030	—		—
	3,937	5,063	—	$2.20	(31)	1/4/2031	—		—
	—	—	—	—		—	1,688	(32)	$679
	—	—	—	—		—	11,250	(33)	$4,528
	5,625	16,875	—	$2.31	(34)	12/23/2031	—		—
	—	52,500	—	$0.87	(35)	10/3/2032	—		—
	—	—	—	—		—	35,000	(36)	$14,088

(1)	This amount was calculated by multiplying the number of restricted stock units subject to the award by the closing price of our common stock on December 30, 2022 ($0.40).
(2)	This option was granted on September 5, 2017. The option vested evenly on a monthly basis over a one-year period.
(3)	This option was granted on June 21, 2019. The option vested evenly on a monthly basis over a one-year period.
(4)	This option was granted on July 29, 2019. The option vested as to 33 1/3% of the shares underlying the option on July 29, 2020 and vested as to an additional 8.33% of the shares underlying the option at the end of each successive three-month period following July 29, 2020 until July 29, 2022.
(5)	This option was granted on July 29, 2019. The option vested based upon certain COPIKTRA net sales targets.
(6)	This option was granted on December 13, 2019. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and vested as to 12.5% of the shares underlying the option at the end of each successive three-month period following the first anniversary of grant date until the second anniversary of the grant date.
(7)	This restricted stock unit award was granted on December 18, 2020. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(8)	This option was granted on December 18, 2020. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(9)	This restricted stock unit award was granted on March 25, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on December 18, 2021 and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until December 18, 2024.
(10)	This option was granted on December 15, 2021. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(11)	This restricted stock unit award was granted on December 18, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(12)	This option was granted on January 15, 2013. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(13)	This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on July 1, 2014 and, thereafter, vested as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through June 30, 2017.
(14)	This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through December 31, 2017.
(15)	This option was granted on January 8, 2015. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

(16)	This option was granted on November 9, 2015. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date, and it vested as to the remaining 50% of the shares underlying the option on the second anniversary of the grant date.
(17)	This option was granted on January 1, 2016. The option vested as to 50% of the shares underlying the option on November 9, 2016, and it vested as to the remaining 50% of the shares underlying the option on November 9, 2017.
(18)	This option was granted on June 14, 2016. The option vested as to 50% of the shares underlying the option upon satisfaction of a certain performance milestone by June 2017, and vested as to the remaining 50% of the shares underlying the option upon satisfaction of a certain performance milestone in September 2017.
(19)	This option was granted on January 9, 2017. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(20)	This option was granted on January 5, 2018. The option vested as to 25% of the shares underlying the option on January 1, 2019 and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2022.
(21)	This option was granted on January 5, 2018. The option vested based on the achievement of certain performance milestones by June 30, 2018 and by March 31, 2019.
(22)	This option was granted on January 3, 2019. The option vested as to 25% of the shares underlying the option on January 1, 2020 and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2023.
(23)	This option was granted on January 3, 2019. The option vests as to: (a) 40% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $10.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days, (b) 40% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $15.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days, and (c) 20% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $20.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days.
(24)	This option was granted on June 21, 2019. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 12.5% of the shares underlying the option on each successive three month period after such date until the second anniversary of the grant date.
(25)	This option was granted on December 13, 2019. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(26)	This option was granted on August 28, 2018. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(27)	This option was granted on December 13, 2022 in respect of Mr. Gagnon’s appointment to the Board of Directors. Refer to the “Director Compensation” table above. 125,000 of the stock options vest in twelve equal quarterly installments beginning each three successive month period following December 13, 2022 until the third anniversary of the Grant Date. 28,938 of the stock options vest in six equal month installments beginning on the on the last day of each month over a period from December, 2022 to May, 2023.
(28)	This option was granted on January 2, 2019. The option vested as to 20% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 5.0% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fifth anniversary of the grant date.
(29)	This option was granted on December 20, 2019. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(30)	This option was granted on April 1, 2020. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(31)	This option was granted on January 4, 2021. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(32)	This restricted stock unit award was granted on January 4, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(33)	This restricted stock unit award was granted on December 23, 2021. The restricted stock unit award vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(34)	This option was granted on December 23, 2021. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(35)	This option was granted on October 3, 2022. The option vests as to 25% of the shares underlying the option on September 19, 2023 and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until September 19, 2026.
(36)	This restricted stock unit was granted on October 3, 2022. The restricted stock unit award vests as to 25% of the shares underlying the award on September 19, 2023 and, thereafter, vests as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until September 19, 2026.

Employee Benefit Plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our currently employed named executive officers, including medical, dental, vision, life and disability insurance. We maintain a defined contribution retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Employee contributions may be made on a pre-tax basis or after-tax (Roth) basis. The 401(k) plan provides for employer matching contributions equal to 100% of employee deferral contributions up to a deferral rate of 6% of eligible compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our currently employed named executive officers.

No “Gross-Ups”

We do not now, and expect not to in the future, provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers.

Prohibition on Hedging and/or Pledging our Common Stock

We prohibit our employees, including our executives, consultants and directors from engaging in short sales of Company securities; purchasing or selling puts, calls or other derivative securities based on our securities; and entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Payments on Termination of Employment or Change in Control

Each of our currently employed named executive officers is a party to an employment agreement with us that provides for certain payments and benefits in connection with a qualifying termination of his employment, including in the context of a change in control, as described in “Agreements with Named Executive Officers” above.

In addition, other than in respect of certain performance-based awards, in the event of a change in control, any portion of an equity award held by an employee (including an award held by any currently employed named executive officer) that is outstanding and unvested immediately prior to the change in control will become fully vested and, if applicable, exercisable, immediately prior to such change in control.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2022. As of December 31, 2022, we had four equity compensation plans, the Amended and Restated 2012 Incentive Plan (“2012 Plan”), the 2021 Equity Incentive Plan (“2021 Plan”), an inducement award program, and the Amended and Restated Employee Stock Purchase Plan (“2018 ESPP”). Each of the 2012 Plan, the 2021 Plan and the 2018 ESPP was approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders(1)	13,772,170	$2.65	22,034,376
Equity compensation plans not approved by security holders(2)	2,321,407	$3.80	2,286,671
Total	16,093,577	$2.80	24,321,047

(1)	Includes information regarding the 2012 Plan, 2021 Plan, and the 2018 ESPP.
(2)	Includes stock options granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company. The terms of these stock options are consistent with stock options granted under the Company’s 2021 Plan. The number of shares remaining available for future issuance reflects shares reserved by the Board of Directors for future issuance to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company.

Pay versus Performance

As required by applicable SEC regulations, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our company.

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”)(5)	Net Loss (in thousands)(6)
2022	$1,030,023	$(1,333,885)	$487,592	$(382,338)	$18.90	$(73,812)
2021	$3,815,344	$3,571,442	$1,765,316	$1,802,045	$96.24	$(71,200)

(1)	The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Stuglik (our PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” for additional details.
(2)	The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Stuglik, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Stuglik during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Stuglik’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments(b) (c)	Compensation Actually Paid to PEO ($)
2022	$1,030,023	$—	$(2,363,908)	$(1,333,885)
2021	$3,815,344	(2,776,954)	$2,533,052	$3,571,442

a)	The reported value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the “Summary Compensation Table” for the applicable year. No equity awards were granted to Mr. Stuglik in 2022.
b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date and; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	$—	$(1,644,906)	$—	$(719,002)	$(2,363,908)
2021	$2,143,502	$(67,150)	$112,219	$344,481	$2,533,052

c)	For the equity values included in “Equity Award Adjustments”, the valuation assumptions used to calculate fair values of stock options were materially different from those disclosed at the time of the grant of the stock options. The assumptions used in determining fair value of the stock options that vested during 2021 and 2022, or that were outstanding as of December 31, 2021 or December 31, 2022, as applicable, are as follows:

Options Vested During Year or Outstanding on December 31 of:
	2022	2021
Risk-free interest rate	0.97% - 4.24%	0.22% - 1.30%
Volatility	87% - 97%	88% - 96%
Dividend yield	—	—
Expected term (years)	3.0-5.0	2.5-5.0

(3)	The dollar amounts reported in this column represent the average of the amounts reported for our company’s named executive officers as a group (excluding Mr. Stuglik) for each corresponding year in the “Total” column of the Summary Compensation Table. The names of each of the named executive officers (excluding Mr. Stuglik) included for purposes of calculating the average amounts in each applicable year are as follows: 2022: Mr. Paterson, Mr. Gagnon and Mr. Calkins and 2021: Mr. Paterson and Mr. Gagnon.
(4)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Stuglik), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Stuglik) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Stuglik) for each year to determine the compensation actually paid, using the same methodology and valuation assumptions described above in Note (2):

Year	Reported Summary Compensation Table Total for Non-PEO NEOs	Reported Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to Non-PEO NEOs ($)
2022	$487,592	$(21,627)	$(848,303)	$(382,338)
2021	$1,765,316	$(1,105,425)	$1,142,153	$1,802,044

a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	$4,168	$(624,042)	$—	$(228,429)	$(848,303)
2021	$860,291	$(58,631)	$—	$340,493	$1,142,153

(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company’s share price at the end and the beginning of the measurement period by our Company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2021 or 2022.
(6)	The dollar amounts reported represent the amount of net loss reflected in our consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid,” as computed in accordance with Item 402(v) of Regulation S-K, for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

We do not utilize TSR or net loss in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above in the section “Company Performance Highlights” and “2022 Base Salary and Bonus”, our named executive officers are eligible to receive compensation that consists in part of annual performance-based cash bonuses that are designed to (i) provide appropriate incentives to our executives to achieve defined annual corporate goals and (ii) reward our executives for individual achievement towards these goals. Additionally, we view equity awards, which are an integral part of our executive compensation program, as reflective of Company performance because, despite not being directly tied to TSR, they provide value if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These equity awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

With respect to net loss, because we are not a commercial-stage company, we did not have any revenue during the periods presented, other than revenue associated with our sale of COPIKTRA to Secura Bio, Inc. Consequently, our Company has not historically looked to net loss as a performance measure for our executive compensation program. In 2021 and 2022, our net loss has largely remained the same, but the compensation actually paid for both our PEO and non-PEO named executive officers decreased between 2021 and 2022.

The following graph illustrates the relationship during 2021 and 2022 of the “compensation actually paid” for our PEO and other non-PEO named executive officers to our TSR, as calculated pursuant to SEC rules:

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 20, 2023 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group.

Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after March 20, 2023 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 20, 2023, there were 200,752,352 shares of common stock outstanding.

Name and address of beneficial owner	Number of shares beneficially owned		Percentage of shares beneficially owned
5% stockholders:
Entities associated with Baker Bros. Advisors LP (1) 860 Washington Street, 3rd Floor New York, NY 10014	26,988,898		13.4%
Entities associated with BVF Partners L.P. (2) 44 Montgomery Street, 40th Floor San Francisco, CA 94104	20,055,160		9.99%
Entities associated with OrbiMed Advisors LLC (3) 601 Lexington Avenue, 54th Floor New York, NY 10022	16,503,237		8.2%

Directors and Executive Officers
Daniel Paterson (4)	2,373,828		1.2%
Brian M. Stuglik, R. Ph (5)	2,190,601		1.1%
Robert Gagnon (6)	1,557,522		*
Michael Kauffman, M.D., Ph.D. (7)	275,879		*
Eric Rowinsky, M.D. (8)	208,182		*
John Johnson (9)	159,893		*
Paul Bunn, M.D.(10)	130,647		*
Lesley Solomon (11)	130,647		*
Michelle Robertson (12)	120,784	1	*
Daniel Calkins (13)	107,513		*
Anil Kapur (14)	54,244		*
All executive officers and directors as a group (11 persons) (15)	7,309,240		3.5%

*Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Information is based on a Schedule 13G/A filed on February 14, 2023 with the SEC by Baker Bros. Advisors LP (the “Adviser”), Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Julian C. Baker and Felix J. Baker. As of close of business on December 31, 2022 (i) Baker Brothers Life Sciences L.P. (“Life Sciences”) beneficially owned 24,967,200 shares, and (ii) 667, L.P. (“667”, and together with Life Sciences, the “Funds”) beneficially owned 2,021,698 shares. The Adviser GP, Felix J. Baker and Julian C. Baker as managing members of the

Adviser GP, and the Adviser may be deemed to be beneficial owners of securities of the Company directly held by the Funds.

The Adviser GP is the sole general partner of the Adviser. Pursuant to the management agreements, as amended, among the Adviser, Life Sciences and 667 and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments.

(2)	Information is based on a Schedule 13G/A filed on February 14, 2023 and information available to us. The number of shares shown includes (i) 19,022,656 shares of common stock held in the aggregate by Biotechnology Value Fund, L.P. ("BVF"), Biotechnology Value Fund II, L.P. ("BVF2"), Biotechnology Value Trading Fund OS LP ("Trading Fund OS"), and MSI BVF SPV, LLC (“MSI BVF”) and together with BVF, BVF2 and Trading Fund OS, the “BVF Funds”) and (ii) 1,032,504 shares of common stock issuable upon conversion of preferred stock held by the BVF Funds. BVF and its related entities beneficially hold (i) 19,022,656 shares of common stock, (ii) 10,000,000 shares of common stock potentially issuable upon the conversion of shares of Company’s Series A convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), and (iii) 50,838,840 shares of common stock issuable upon conversion of the Company’s Series B convertible preferred stock, par value $0.0001 per share (“Series B Preferred Stock”). 40,000,000 shares of common stock are issuable upon the conversion of 944,160 shares of Series B Preferred Stock which may be issued to the BVF Funds in a second tranche of a private placement pursuant to the terms of a securities purchase agreement dated January 24, 2023 between the Company and certain purchasers named therein. Each of the Series A Preferred Stock and Series B Preferred Stock are subject to terms that limit conversion, if, after such conversion, BVF and its affiliates would beneficially own more than 9.99% of the number of shares of common stock then issued and outstanding. As a result of the limitation in the previous sentence, for purposes of the table above, only 1,032,504 shares of common stock are included out of the following categories of holdings: (i) 10,000,000 shares of common stock potentially issuable upon the conversion of shares of Company’s Series A Preferred Stock and (ii) 50,838,840 shares of common stock issuable upon conversion of the Company’s Series B Preferred Stock.

BVF I GP LLC ("BVF GP"), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF.

BVF II GP LLC ("BVF2 GP"), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2.

BVF Partners OS Ltd. ("Partners OS"), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS.

BVF GP Holdings LLC ("BVF GPH"), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2.

BVF Partners L.P. ("Partners"), as the investment manager of BVF, BVF2, Trading Fund OS and MSI BVF, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and MSI BVF.

BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners.

Mark N. Lampert (“Mr. Lampert”), as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc.

BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and MSI BVF.

(3)	Information is based on a Schedule 13G/A filed on February 14, 2023 with the SEC by OrbiMed Capital GP IX LLC (“GP IX”) and OrbiMed Advisors LLC (“Advisors”). As of close of business on December 31, 2022, GP IX reported beneficially owning 12,354,337 shares and Advisers reporting beneficially owning 16,503,237 shares. GP IX is the general partner of OrbiMed Private Investments IX, LP. Advisors is an investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E) and is the managing member of GP IX.
(4)	Consists of 193,129 shares of common stock held by The Paterson 1996 Living Trust and 274,134 shares of common stock held by Mr. Paterson and 1,906,065 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(5)	Consists of 774,020 shares of common stock held by Mr. Stuglik, 1,416,581 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(6)	Consists of 437,587 shares of common stock held by Mr. Gagnon and 1,119,935 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(7)	Consists of 6,612 shares of common stock held by Dr. Kauffman and 269,267 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(8)	Consists of 208,182 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(9)	Consists of 159,893 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(10)	Consists of 130,647 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(11)	Consists of 130,647 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(12)	Consists of 120,784 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(13)	Consists of 54,100 shares of common stock held by Mr. Calkins, 52,289 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023, and 1,124 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of March 20, 2023.
(14)	Consists of 54,244 shares of common stock issuable upon the exercise of stock options within 60 days of March 20, 2023.
(15)	Includes 5,568,534 shares of common stock issuable upon exercise of stock options within 60 days of March 20, 2023 and 1,124 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 20, 2023.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of reports filed pursuant to Section 16(a), or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2022, all executive officers, directors and greater than 10% stockholders timely complied with all applicable filing requirements of Section 16(a), with the exception of (a) one late form 4 filing each by Paul Bunn, John Johnson, Michael Kauffman, Michelle Robertson, Eric Rowinsky, and Lesley Solomon to report the issuance of stock options.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

Transactions with related persons

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;
●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to us of, the transaction; and
●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
●	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

In 2022, there were no related party transactions required to be reported pursuant to relevant SEC rules in this proxy statement.

GENERAL MATTERS

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the “Investors—Corporate Governance” section of our website, which is located at https://investor.verastem.com. In addition, we intend to post on our website all disclosures that are required by law, the rules of the SEC or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at https://investor.verastem.com and going to the “Investors—Corporate Governance” section or by requesting a copy from the Secretary of the Company at our Needham, Massachusetts office.

Availability of Certain Documents

A copy of our 2022 Annual Report on Form 10-K has been posted on the internet along with this proxy statement. We will mail without charge, upon written request, a copy of our 2022 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Attention: Secretary

Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to Daniel Calkins, Vice President, Finance at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy statement. Multiple stockholders sharing an address who have received one copy of the proxy statement and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by Daniel Calkins, Vice President, Finance at our principal executive offices no later than the close of business on December 5, 2023.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494. To be timely for the 2024 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 20 days before or 60 days after such anniversary date, we must receive the notice not more than 120 days before such meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting and the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Assuming the date of our 2023 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2023 annual meeting must notify us no earlier than January 15, 2024 and no later than February 14, 2024. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2024 annual meeting.

In addition to satisfying the requirements under the bylaws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2024. However, if the date of the 2024 annual meeting is more than 30 days before or after the anniversary of the date of the 2023 annual meeting, then such notice must be delivered by the later of (x) the 10th day following the day we first publicly announce the date of the 2024 annual meeting and (y) the date which is 60 days prior to the date of the 2024 annual meeting.

Communications with the Board of Directors

A stockholder may send general communications to our Board of Directors, any committee of our Board of Directors or any individual director by directing such communication to the Secretary, Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494. All communications will be shared with the Lead Director, who will provide copies or summaries of such communications to the other directors as he considers appropriate.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

/s/ Brian M. Stuglik
Brian M. Stuglik

Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED OF VERASTEM, INC.

VERASTEM, INC., a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is Verastem, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 4, 2010. The Certificate of Incorporation was amended and restated on November 1, 2011, was amended on November 15, 2011 and January 10, 2012, was amended and restated on February 1, 2012, and was amended on December 19, 2018 and May 20, 2020, as further amended by the Certificate of Designations of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock on November 4, 2022 and the Certificate of Designations of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock on January 24, 2023.

SECOND: The Certificate of Incorporation, as amended and restated, is hereby further amended by adding the below sentences to Article FOURTH:

“The issued and outstanding common stock of the Corporation, $0.0001 par value (the “Common Stock”), shall, at 5:00 p.m., Eastern Standard Time, on [•], 2023 (the “2023 Effective Time”), be deemed to be “reverse stock split,” and in furtherance thereof, there shall, after the 2023 Effective Time, be deemed to be issued and outstanding one (1) share of the Common Stock for and instead of each [•] ([•]) shares of the Common Stock  issued and outstanding immediately prior to the 2023 Effective Time. Shares of Common Stock that were outstanding prior to the 2023 Effective Time and that are not outstanding after the 2023 Effective Time shall remain authorized but unissued shares of Common Stock. The Corporation will not issue fractional shares on account of the reverse stock split; all shares that are held by a stockholder as of the 2023 Effective Time shall be aggregated and each fractional share resulting from the Reverse Stock Split shall be entitled to receive a price equal to the closing price of the common stock on the Nasdaq Global Market on the date immediately preceding the 2023 Effective Time, as adjusted by the ratio of of one (1) share of Common Stock for every [•] shares of Common Stock, multiplied by the applicable fraction of a share.

The reverse stock split shall occur without any further action on the part of the Corporation or the holders of shares of Common Stock and whether or not certificates representing such holders’ shares prior to the reverse stock split are surrendered for cancellation. Each stock certificate that, immediately prior to the 2023 Effective Time, represented shares of Common Stock shall, after the 2023 Effective Time, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Common Stock prior to the 2023 Effective Time shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified.”

THIRD:  This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the authorized officer below as of the date hereof.

VERASTEM, INC.

/s/ Brian M. Stuglik
Brian M. Stuglik

Chief Executive Officer

VERASTEM, INC. 117 KENDRICK STREET, SUITE 500 NEEDHAM, MA 02494

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KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ______________________________
	Nominees:	◻	◻	◻
1a. Robert Gagnon
1b. Brian Stuglik
1c. Karin Tollefson

The Board of Directors recommends you vote FOR proposals:							For	Against	Abstain

2.

To approve an amendment to our restated certificate of incorporation, as amended to effect a reverse stock split of our outstanding shares of common stock by a ratio of any whole number between 1-for-10 and 1-for-30 at anytime prior to December 31, 2023, the implementation and timing of which shall be subject to the discretion of our Board of Directors.

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3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.						◻	◻	◻
4.	To approve an advisory vote on the compensation of the named executive officers.						◻	◻	◻

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at https://materials.proxyvote.com/92337C

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VERASTEM, INC. Annual Meeting of Stockholders May 15, 2023 9:00 AM Eastern Time This proxy is solicited by the Board of Directors

Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494

Proxy Solicited by Board of Directors for Annual Meeting-Monday May 15, 2023 at 9:00 a.m. Eastern Time

Brian Stuglik and Daniel Calkins, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers, which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Verastem, Inc. to be held on Monday, May 15, 2023 at 9:00 a.m. Eastern Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees, FOR Proposal No. 2 “Approval of an amendment to the Company’s restated certificate of incorporation,” For Proposal No. 3 “Ratify the Selection of Independent Registered Public Accounting Firm,” and FOR Proposal No. 4 “Approve an Advisory Vote on the Compensation of the Named Executive Officers.”

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side